Exhibit 99.2

RMG Acquisition Corp. III Announces Closing of $483,000,000 Initial Public Offering

February 9, 2021

NEW YORK--(BUSINESS WIRE)--Feb. 9, 2021-- RMG Acquisition Corp. III (the “Company”) announced today the closing of its initial public offering of 48,300,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in gross proceeds of $483,000,000. The units began trading on the Nasdaq Stock Market, LLC (“Nasdaq”) under the ticker symbol “RMGCU” on February 5, 2021. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “RMGC” and “RMGCW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. The Company intends to capitalize on the ability of its management team to identify, acquire and operate businesses across a broad range of sectors that may provide opportunities for attractive long-term risk-adjusted returns.

BofA Securities and Barclays are acting as joint book-running managers in the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com; or Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com, tel: 888-603-5847.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor:

Philip Kassin

President & COO

RMG Acquisition Corp. III

50 West Street, Suite 40C

New York, NY 10006

Telephone: (212) 785-2579

Email: pkassin@rmginvestments.com